UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 24, 2009

COACHMEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA	1-7160	35-1101097
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

2831 Dexter Drive, Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

(574) 266-2500
(Registrant’s telephone number,
including area code)

N / A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On February 26, 2009, Coachmen Industries, Inc. (the “Company”) entered into an agreement with Forest River, Inc. (“Forest River”) with respect to certain financial obligations under the Asset Purchase Agreement of November 20, 2008 between the Company and Forest River (the “Agreement”).  Forest River agreed to accept a fully collateralized short term note from the Company in the original principal amount of $2,719,454.29 (the “Note”) that allowed the Company to pay these obligations over time.  As of March 23, 2009, the Company had paid the Note in full.

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 23, 2009, Coachmen Industries, Inc. and Robert J. Deputy, one of the Company’s directors, entered into an agreement for a $2.3 million short-term note from the Company in exchange for cash loaned to the Company by Mr. Deputy. The note is collateralized by two properties, bears interest at a rate of 10% per annum, and is on terms more favorable to the Company than those offered by alternative sources of financing in commercial markets.  The note may be called by the note holder at any time on or after April 20, 2009. The Company intends to pay this note when it obtains alternative financing arrangements.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)                 The following exhibit is filed as a part of this Report:

10.1	Promissory Note dated March 23, 2009 in the original principal amount of $2,344,801.71, by Coachmen Industries, Inc. as maker and endorser, payable to Robert J. Deputy on or after April 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COACHMEN INDUSTRIES, INC.

Date:	March 24, 2009	By:	/s/ James T. Holden

James T. Holden, Secretary
Printed Name and Title